Exhibit 99.1

         Magnetek Announces Fiscal 2007 Third-Quarter Results


    MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May 1, 2007--Magnetek, Inc. (NYSE:MAG) today reported its results for its fiscal 2007 third quarter, which ended on April 1, 2007.

    In the quarter the Company recorded revenue of $23.3 million, down from $26.6 million in the third quarter of fiscal 2006, due primarily to lower sales of telecom power systems. Gross profit on the reduced revenues amounted to $6.9 million (29.6% of sales) versus $7.3 million (27.5% of sales) in the same period a year ago.

    Magnetek's operating expenses, consisting of research and development (R&D) and selling, general and administrative (SG&A) costs, declined $2.0 million (23%) to $6.5 million from $8.5 million in the third quarter of fiscal 2006. This reduction resulted from cuts in corporate overhead costs made possible by the Company's restructuring of operations, as well as executive staff downsizing, and substantial completion of the development phases of R&D programs related to the Company's new Quattro(TM) elevator drive systems and E-Force(TM) wind turbine power inverters.

    Income from continuing operations in the third quarter of fiscal 2007 amounted to $235,000 or $.01 per share versus a loss from continuing operations of $1.9 million or $.08 per share in the same period last year.

    Magnetek also reported a loss of $654,000 or $.02 per share related to discontinued operations in third quarter. This loss primarily resulted from final settlement of the closing balance sheet related to the divestiture of the Company's power electronics business in the prior quarter. As a result, the Company reported a net loss of $.01 per share in third quarter against a net loss of $.15 per share in last year's third quarter.

    Operations

    Compared to the prior year, higher third-quarter revenues of the Company's Material Handling business were more than offset by lower sales in Telecom Power systems and to a lesser extent, Energy Delivery systems.

    The revenue decline in Telecom Power was due primarily to the physical relocation of telecom systems manufacturing from Dallas to Magnetek's manufacturing center in Menomonee Falls, WI, resulting in some production inefficiencies and shipment delays. The decline was magnified because the Company's Telecom Power group had a particularly strong third quarter last year, shipping large orders of wireless cells on wheels (COWs) and cells on light trucks (COLTs) to telecom customers. Production efficiencies are improving in the current quarter and late shipments have been eliminated.

    The decline in Energy Systems revenue was primarily due to the divestiture of the Company's residential solar power inverter product line with the sale of its power electronics business.

    During the third quarter, the Company's book-to-bill ratio was
l.05 to 1.00; and at the end of the quarter, backlog stood at $19.7 million, up from $17.7 million at the beginning of the quarter, and up from $11.3 million at the end of last year's third quarter due to a large order for wind turbine power inverters booked in the current fiscal year.

    As of the end of its fiscal third quarter, Magnetek had no debt and $27.3 million in cash, including $22.6 million to pay a patent arbitration award, if necessary, that the company is contesting in court. Capital expenditures in the fiscal third quarter were over $650,000, mainly related to investments in alternative energy and telecom systems production capacity.

    Management expects Magnetek to post sequentially higher revenues and profits from operations in the current quarter.

    Separately, Magnetek today announced that it has entered into an agreement to settle litigation with Samsung-Electro-Mechanics Co., Ltd. (SEMCO), a Korean corporation, whereby SEMCO agrees to pay Magnetek the total sum of $2.12 million in four semiannual installments between June 1, 2007 and December 1, 2008 to resolve a dispute in a development agreement. Magnetek will record the net present value of the payments, estimated at just over $2 million, in other income from continuing operations in its fiscal fourth quarter which ends on July 1, 2007.

    Company Webcast

    This morning, at 11:00 a.m. Eastern time, Magnetek management will host a conference call to discuss Magnetek's fiscal 2007 third-quarter and first-nine-months results. The conference call will be carried live and a replay of the call will be available on the "Investor Relations" page of Magnetek's website www.magnetek.com for ninety days or as the call and its content remain timely. A replay of the call also will be available through Friday, May 4 by phoning 617-801-6888 (passcode 73398481).

    Magnetek, Inc. (NYSE:MAG) manufactures digital power and motion control systems used in material handling, people moving, wireless communications and clean-energy delivery. The Company is headquartered in Menomonee Falls, WI in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, PA and Mississauga, Ontario, Canada as well as Menomonee Falls.

    For the fiscal year ended July 2, 2006, Magnetek's revenues were $101.6 million, including results of its communications power systems business(a).

    (a) During its fiscal 2007 second quarter, Magnetek decided to retain its telecom power systems business as a continuing operation, and the results of that business were reclassified from discontinued operations to continuing operations.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fourth quarter and fiscal year ending July 1, 2007. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include operating, economic and market conditions, audit costs and findings, legal proceedings and their effects on the Company's financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                            Three months ended     Nine months ended
                                (Unaudited)           (Unaudited)
                           --------------------- ---------------------
                           (13 weeks) (13 weeks) (39 weeks) (39 weeks)
                            April 1,   April 2,   April 1,   April 2,
Results of Operations:       2007       2006       2007       2006
----------------------------------------------------------------------
Net sales                    $23,311    $26,582    $76,844    $76,258
Cost of sales                 16,406     19,271     55,460     53,734
------------------------------------------------ ---------------------
Gross profit                   6,905      7,311     21,384     22,524
Research and development         912      1,263      3,719      3,742
Selling, general and
 administrative                5,628      7,279     22,214     21,019
------------------------------------------------ ---------------------
Income (loss) from
 operations                      365     (1,231)    (4,549)    (2,237)
Interest income                 (389)      (273)    (1,582)      (405)
Interest expense                 142        950      2,275      2,211
Other expense                     70          -        395          -
------------------------------------------------ ---------------------
Income (loss) from
 continuing operations
 before provision for
 income taxes                    542     (1,908)    (5,637)    (4,043)
Provision for income taxes       307        490        956      1,169
------------------------------------------------ ---------------------
Income (loss) from
 continuing operations           235     (2,398)    (6,593)    (5,212)
Loss from discontinued
 operations                     (654)    (2,032)    (3,235)    (1,997)
------------------------------------------------ ---------------------
Net loss                     $  (419)   $(4,430)   $(9,828)   $(7,209)
------------------------------------------------ ---------------------

Per common share - basic
 and diluted:
----------------------------------------------------------------------
Income (loss) from
 continuing operations       $  0.01    $ (0.08)   $ (0.22)   $ (0.18)
Loss from discontinued
 operations                  $ (0.02)   $ (0.07)   $ (0.11)   $ (0.07)
Net loss per common share
 - basic and diluted         $ (0.01)   $ (0.15)   $ (0.33)   $ (0.25)
----------------------------------------------------------------------

Weighted average shares
 outstanding:
   Basic                      29,616     28,911     29,497     28,905
   Diluted                    30,269     28,911     29,497     28,905


                            Three months ended     Nine months ended
                                (Unaudited)           (Unaudited)
                           --------------------- ---------------------
                            April 1,   April 2,   April 1,   April 2,
Other Data:                  2007       2006       2007       2006
------------------------------------------------ ---------------------
Depreciation and
 amortization              $     454   $    454  $   2,155   $  1,535
Capital expenditures             651         94        926        513


                                                April 1,
                                                  2007       July 2,
Balance Sheet Data:                            (Unaudited)    2006
----------------------------------------------------------------------
Working capital (excluding current portion of
 LTD and assets and liabilities held for sale) $   17,066  $   12,163
Total assets                                       97,598     233,026
Total long-term debt (including current
 portion)                                              33      27,455
Common stockholders' equity                        27,942      42,908


                            Magnetek, Inc.
                     Consolidated Balance Sheets
                            (in thousands)
                                                April 1,
                                                  2007       July 2,
                                               (Unaudited)    2006
                                               ----------- -----------
Cash                                           $    4,681  $       96
Restricted cash                                    22,602      22,602
Accounts receivable                                15,408      14,765
Inventories                                        14,653      13,134
Prepaid and other                                     589         693
Assets held for sale                                    -     140,549
                                               ----------- -----------
  Total current assets                             57,933     191,839

Property, plant & equipment, net                    3,884       4,211
Goodwill                                           28,122      28,150
Other assets                                        7,659       8,826
                                               ----------- -----------
  Total assets                                 $   97,598  $  233,026
                                               =========== ===========

Accounts payable                               $    9,466  $    7,862
Accrued liabilities                                 8,799       8,663
Accrued arbitration award                          22,602      22,602
Liabilities held for sale                               -      75,933
Current portion of long-term debt                       -      27,412
                                               ----------- -----------
  Total current liabilities                        40,867     142,472

Long-term debt, net of current portion                 33          43
Pension benefit obligations, net                   25,972      45,494
Deferred income taxes                               2,784       2,109

Common stock                                          294         287
Additional paid-in capital                        133,139     129,473
Accumulated deficit                               (16,659)     (6,831)
Accumulated other comprehensive loss              (88,832)    (80,021)
                                               ----------- -----------
  Total stockholders' equity                       27,942      42,908

  Total liabilities and stockholders' equity   $   97,598  $  233,026
                                               =========== ===========


    CONTACT: Magnetek, Inc.
             Robert Murray, 213-200-7606
             bmurray@magnetek.com